Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS IS AMENDMENT NO. 1 TO THE EMPLOYMENT AGREEMENT, entered into as of April 9, 2013, by and between FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), and Johan M. (Thijs) Spoor (the “Executive”) (the “Agreement”).

WHEREAS, Company previously entered into an employment agreement with Executive dated as of July 30, 2012 (the “Employment Agreement”), and the parties wish to amend such Employment Agreement, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged, the parties, with the intent of being legally bound hereby, agree as follows:

  1. Section 4(A)(vi) of the Employment Agreement is hereby amended to read in its entirety as follows:

vi. the failure of the Company to complete the Financing (as hereinafter defined) on or before May 31, 2014 provided that at least $1,000,000 of net cash proceeds from the Financing are received by the Company on or before March 31, 2014.  The term “Financing” shall mean a financing or a series of financings effected on or after the date of this Employment agreement pursuant to which the Company receives net cash proceeds of at least $2,000,000 in exchange for the issuance of the Company’s common stock or a security convertible into, exchangeable into or exercisable for shares of the Company’s common stock; provided, however, that the term “Financing” shall not include the receipt of cash proceeds upon conversion, exchange or exercise of a security outstanding on the date hereof or upon exercise of a stock option granted to any employee subsequent to the date of this Employment Agreement.

2.  All other terms and conditions contained in the Employment Agreement remain in full force and effect.

3.  Additional Provisions.

a.  Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

b.  Governing Law.  The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of laws principles that would cause the laws of another jurisdiction to apply.

c.  Venue.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey, for the purposes of any suit, action, or other proceeding arising out of this Agreement or any transaction contemplated hereby.

d.  Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

e.  Counterparts.  This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLUOROPHARMA MEDICAL, INC.

By: /s/ Tamara Rhein
       Tamara Rhein
       Chief Financial Officer

Executive

/s/ Johan M. (Thijs) Spoor
Johan M. (Thijs) Spoor